UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 31, 2016

EARTH LIFE SCIENCES INC.

 (Exact name of registrant as specified in its charter)

NEVADA	001-31444	98-0361119
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

50 West Liberty St., Suite 880, Reno, NV, 89501
(Address of principal executive offices)

(514) 771-6161

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF CERTAIN ASSETS

On May 31, 2016, the Company divested its interest in its wholly owned subsidiary, Canadian Tactical Training Academy Inc., a Canadian company.  The Company was no longer profitable and accordingly the Company returned its shares to the original private shareholders of the Company.

The Company continues to retain its investment in the White Channel Mineral Claims and will continue to develop this business.  In addition, the Company, after much review, has adopted the strategy of Bag and Pallet packaging rather than bulk truck delivery. The advantages are many but flexibility and size of load are most important to focus on near term profit. The Decorative Rock Team of the Company has developed a plan to bag on site and palletize the 2 inch minus clear silica casks. The team will screen and wash as much as 100 tons of this product to deliver to the specific high volume Big Box Stores and major Garden Centers to seed the interest and secure further orders. The system selected is capable of 600 25 kg bags per hour or 200 1-ton bags an hour.

Earth Life Sciences considers the cash flow from these production efforts important to keep the company buoyant while it pursues the formation of its new two-prong strategy; a Mining Division with the major assets being the White Channel Silica/ Gold asset as well as the Gold Buck Copper/ Gold Project.

The Company's new second division will be an Aggregator of leading edge high-tech and nutraceutical companies capable of taking the company to greater profitability and stock price appreciation. The Company has been looking for acquisition candidates that have the foundations of long term profitability with huge upside profitability given the right management and capital. The management team has several candidate that it is reviewing and will make news available on the completion of its due diligence process in the near future.

ITEM 5.02 APPOINTMENT OF CERTAIN OFFICERS

On June 1, 2016, the Company appointed Lin Han (a director of the Company) as its President, CEO, and Secretary following the resignation of Angelo Marino as the Company’s sole officer.  Angelo Marino and Lin Han will remain as the two directors of the Company.  Lin Han will assume the role of sole officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EARTH LIFE SCIENCES INC.

Date: June 12, 2016	/s Lin Han
Lin Han